Exhibit 99.1
STOCKHOLDER SUPPORT AGREEMENT
This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2026, by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Globalstar, Inc., a Delaware corporation (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Parent”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.”  Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, each Stockholder owns, beneficially or of record, the number of shares of Company Common Stock set forth across from its name on Exhibit A hereto, being all of the shares of Company Common Stock directly or indirectly owned beneficially or of record by such Stockholder as of the date hereof (the “Shares,” and together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by it, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Securities”);
WHEREAS, as of the date hereof, the Shares constitute a majority of, and the Stockholders hold a majority of the voting power of, all issued and outstanding shares of Company Common Stock;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Grapefruit Acquisition Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Acquisition Sub II”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of April 13, 2026 (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Acquisition Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned subsidiary of Parent (the “Surviving Corporation”), and (ii) immediately following the First Merger, the Surviving Corporation shall merge with and into Acquisition Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a direct wholly owned subsidiary of Parent;
WHEREAS, prior to the execution and delivery of this Agreement, the Company Special Committee has unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the SRC and the Company Board (a) approve and declare advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers and (b) determine that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders and (iv) recommended that the Company Board (a) direct that the Merger Agreement be submitted to the Company’s stockholders for their adoption and (b) resolve, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Mergers;
WHEREAS, prior to the execution and delivery of this Agreement, the SRC, acting upon the unanimous recommendation of the Company Special Committee, has unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, (b) determine that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (c) direct that the Merger Agreement be submitted to the Company’s stockholders for their adoption and (d) resolve, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers;
WHEREAS, prior to the execution and delivery of this Agreement, the Company Board, acting upon the unanimous recommendation of each of the Company Special Committee and the SRC, has unanimously (i) authorized the execution and delivery of the Merger Agreement, and approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption and (iv) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers; and
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
VOTING; TRANSFERS; FIDUCIARY DUTIES; LEGAL OBLIGATIONS
1.1          Voting.  From and after the date hereof until the termination of this Agreement in accordance Article IV hereof (such date, the “Expiration Date”), each Stockholder agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, each Stockholder (in such capacity and not in any other capacity)

will (i) appear at such meeting or otherwise cause all of the Securities owned by such Stockholder (whether beneficially or of record) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities owned by such Stockholder (whether beneficially or of record), each of the following, a “Required Vote”:
(a)          with respect to each meeting, if any, at which a vote of the stockholders of the Company on the Merger Agreement and the Mergers, is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other matter presented or proposed as to approval of the Merger Agreement and the Mergers or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement;
(b)          against any Competing Proposal, if any, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Mergers and the other transactions or matters contemplated by the Merger Agreement;
(c)          against any other action, agreement or transaction, that is intended, that would or would be reasonably expected, or the effect of which would or would be reasonably expected, to materially impede, interfere with, delay or materially and adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or the performance by such Stockholder of its obligations under this Agreement;
(d)          against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and
(e)          in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.
1.2          Written Consent. Each Stockholder agrees that, as promptly as practicable following the execution of the Merger Agreement, and in any event within twenty-four (24) hours following the execution of the Merger Agreement, each Stockholder shall duly execute and validly deliver to the Company a written consent to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, in each case, in compliance with the certificate of incorporation and bylaws of the Company, and in the form attached hereto as Exhibit B (the “Written Consent”), with respect to all of its Securities entitled to consent thereto. Each Stockholder irrevocably and unconditionally agrees that, once the Written Consent is delivered, such Stockholder shall not revoke, supersede or modify in any way the Written Consent, or take any action which has the effect of the foregoing, unless and until this Agreement shall have been validly terminated in accordance with Article IV.
1.3          Adverse Recommendation Change. Notwithstanding anything to the contrary herein, if, at any time prior to the delivery of the Written Consent, there occurs an Adverse

Recommendation Change in compliance with the terms of the Merger Agreement, then, during the time the Adverse Recommendation Change is in effect, the obligations of the Stockholders set forth in Section 1.1 and Section 1.2 shall only apply to the Securities owned by the Stockholders (whether beneficially or of record) representing in the aggregate 33% of the total number of outstanding shares of Company Common Stock held by all holders of Company Common Stock at the applicable measurement time.
1.4          Irrevocable Proxy. Solely in the event that any Stockholder fails to deliver the Written Consent within twenty-four (24) hours following the execution of the Merger Agreement, then, each such Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as such Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent) (until the termination of this Agreement in accordance with Article IV) any Securities owned (whether beneficially or of record) by such Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.1 before the Expiration Date. The proxy granted by each Stockholder pursuant to this Section 1.4, except upon the earlier of the termination of this Agreement in accordance with Article IV and the termination of this Section 1.4, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Each Stockholder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Article IV, is intended to, and shall be, irrevocable. For the avoidance of doubt, nothing in this Section 1.4 or the proxy hereby granted shall affect the authority of any Stockholder to execute and deliver or otherwise affect the validity of the Written Consent contemplated by Section 1.2 of this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 1.4 shall automatically terminate (without any further action of the parties) and be of no further force or effect upon the delivery of the Written Consent in accordance with the terms hereof.
1.5          Restrictions on Transfers.  Each Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, except in connection with the consummation of the Mergers and as expressly provided for in the Merger Agreement or with the prior written consent of Parent and the Company, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien (other than any restrictions created by this Agreement or Liens imposed under applicable securities Laws), hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Securities (each, a “Transfer”), (ii) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto or enter into any agreement (other than this Agreement) or take any action that would have the effect of preventing such Stockholder from performing any of its obligations under this Agreement, or (iii) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).  Notwithstanding the foregoing, each Stockholder shall have the right to Transfer its Securities to an Affiliate; provided, however, prior to and as a condition to the effectiveness of such Transfer, any Affiliate and related fund entities to which any of such Securities or any interest in any of such

Securities is transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Securities in violation of this Section 1.5 shall be null and void and of no effect. If any involuntary Transfer of any of the Securities shall occur (including a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the terms of this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
1.6          Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Securities, and not in any other capacity. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict a Stockholder, or any officer, director or other Representative of such Stockholder, in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in the exercise of such person’s fiduciary duties as a director or officer of the Company, in each case, in such person’s sole discretion in accordance with its fiduciary duties under applicable Law, and (b) the taking of any action (or any failures to act) by a Stockholder or any officer, director or other Representative of the Stockholder in his or her capacity as a director or officer of the Company or in the exercise of such person’s fiduciary duties as a director or officer of the Company, shall not be deemed to constitute a breach of this Agreement.
1.7          Compliance with Merger Agreement and Other Obligations. Subject to Section 1.6, from and following the execution of this Agreement, each Stockholder shall use their reasonable best efforts to not take, and to cause its Affiliates (which shall not include the Company and its Subsidiaries, who shall instead be bound by the provisions of the Merger Agreement) and Representatives acting at such Stockholder’s direction or on its behalf not to take, directly or indirectly, any action that would reasonably be expected to cause the Company to breach any provision of the Merger Agreement or otherwise restrict, limit or interfere with the Company’s performance of the Merger Agreement or the transactions contemplated by the Merger Agreement. In addition, except as contemplated by the Merger Agreement and the transactions contemplated thereby or with the prior written consent of Parent and the Company, no Stockholder will amend, in a manner adverse to the Company or any of its Subsidiaries, any guaranty or other contract with the Company or its Subsidiaries (or which the Company or its Subsidiaries is a beneficiary thereof) to which it is a party.
ARTICLE II
COVENANTS OF THE PARTIES
2.1          Each Stockholder hereby:
(a)          agrees to promptly notify Parent and the Company of the number of any new Securities acquired by the Stockholder after the date hereof and prior to the Expiration Date, it being understood, for the avoidance of doubt, that any such Securities shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof;

(b)          agrees to (i) permit Parent and the Company to publish and disclose in any disclosure required to be made by applicable Law or in accordance with the terms of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including in the Registration Statement and Information Statement (or any other filing made pursuant to applicable Law), the Stockholder’s identity and ownership of its Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement or relating to the Merger Agreement or the transactions contemplated by hereby and thereby, (ii) promptly furnish to Parent and the Company any information relating to the Company and its Subsidiaries and such Stockholder’s direct or indirect ownership of the Securities that is reasonably available to it and that Parent or the Company may reasonably request to comply with applicable Law, (iii) notify Parent and the Company of any legally required corrections with respect to any information supplied by it specifically for use in any such disclosure, if and to the extent that such Stockholder becomes aware, after reasonable diligence, that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) reasonably cooperate with the reasonable requests of Parent and the Company in collecting such information needed for them to publish and disclose such information;
(c)          shall not, and shall cause its Affiliates (which shall not include the Company and its Subsidiaries, who shall instead be bound by the provisions of Section 6.8 of the Merger Agreement) and its and their respective directors, officers, employees, and other Representatives not to, issue or cause the publication of any press release or otherwise make any public statement, disclosure or communication with respect to this Agreement and the transactions contemplated hereby (including the Mergers and the other transactions contemplated by the Merger Agreement) except (i) to the extent required by any applicable Law or Order or (ii) with the prior written consent of Parent, except that no such consent shall be necessary to the extent disclosure (x) is consistent with (and not materially expansive of) prior public communications previously consented to by Parent or (y) relates to any dispute or actual or threatened Actions between or among the parties or their respective Affiliates related to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby;
(d)          shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that, until the Expiration Date, there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities);
(e)          shall (i) promptly (and in no event later than twenty-five (25) Business Days following the date that this Agreement is executed) make any filing required by such Stockholder under the HSR Act, (ii) as promptly as reasonably practicable, make any other applications and filings as reasonably determined by the Company and Parent to be required under any Law with respect to the Mergers and the other transactions contemplated by the Merger Agreement and (iii) cooperate and coordinate with the Company and Parent in the making of such filings and submissions;

(f)          agrees, that from and after the date hereof until the Expiration Date, except as otherwise provided in Section 6.5 of the Merger Agreement, such Stockholder shall not, and shall cause its directors, officers and Affiliates (which shall not include the Company and its Subsidiaries) not to, and shall instruct and use its commercially reasonable efforts to cause its and its Affiliates’ (which shall not include the Company and its Subsidiaries) other Representatives not to, directly or indirectly, take any action described in clauses (i) through (iv) of Section 6.5(c) of the Merger Agreement; and
(g)          agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further action, as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement and the Merger Agreement.
2.2          Parent hereby agrees to comply in all material respects with its obligations under the prepayment agreement with Customer Parent, dated as of the date hereof (the “Assumed Prepayment Agreement”), to the extent necessary or advisable to cause the termination of that certain Secured Guaranty, dated as of February 25, 2023 (as amended), made by one of the Stockholders in favor of Customer Parent, as promptly as practicable after the First Effective Time, including by timely making any required payments under the Assumed Prepayment Agreement in order to effect such termination.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
3.1          Each Stockholder represents and warrants to Parent as follows:
(a)          such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;
(b)          this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
(c)          subject to the execution and delivery of the Merger Agreement by the parties thereto, this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms (provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought);

(d)          except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Mergers, or the performance by such Stockholder of its obligations under this Agreement, the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) conflict with or violate any Laws or agreements binding upon such Stockholder or the Securities owned by such Stockholder, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the SEC by such Stockholder and under any applicable state securities, takeover, or Blue Sky Laws of various states, Antitrust Laws, Foreign Investment Laws or Satellite and Communications Laws, (ii) conflict with or violate the Organizational Documents of such Stockholder, or (iii) result in the creation or acceleration of any obligations under, or the creation of a Lien (other than any restrictions created by this Agreement or Liens imposed under applicable securities Laws) on the Securities of such Stockholder (with or without notice, lapse of time or both) pursuant to, any Contract or other obligation binding upon such Stockholder;
(e)          such Stockholder owns, beneficially or of record, all of the Securities set forth opposite such Stockholder’s name on Exhibit A attached hereto;
(f)          except as contemplated by Section 10.2(f) of the Key Terms Agreement and that certain Lock-up and Right of First Offer Agreement (as it may be amended from time to time, the “Lock-up Agreement”), by and among James Monroe III, Thermo Funding II LLC, the Company and the Holder (as defined in the Lock-up Agreement), dated as of September 7, 2022, such Stockholder owns, beneficially or of record, all of the Securities free and clear of any proxy, voting restriction, adverse claim or other Liens (other than any restrictions created by this Agreement or Liens imposed under applicable securities Laws) and controls all of its Securities, has sole voting power over and right to consent with respect to the Securities, and sole power of disposition with respect to all of the Securities, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto (except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States), and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Securities;
(g)          as of the date hereof, no action, suit, investigation or proceeding pending against or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or any of its properties or assets (including Securities) that would reasonably be expected to prevent or materially delay or impair (i) such Stockholder’s ability to perform its obligations hereunder (including the due execution and valid delivery of the Written Consent) or (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement, including the Mergers;
(h)          the information supplied by such Stockholder for inclusion or incorporation by reference in the Information Statement, the Registration Statement or any other filing Parent or the Company is required by applicable Law to make in connection with the Mergers will not, at the time that such filing is made with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;
(i)          such Stockholder has disclosed to the Company Special Committee any transaction, agreements, arrangements or understandings between such Stockholder, on the one hand, and the Company or any of its Subsidiaries or any of its or their respective directors, officers or employees or other representatives, on the other;
(j)          such Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement;
(k)          such Stockholder has received and reviewed a copy of the Merger Agreement; and
(l)          the Stockholders, collectively, (i) hold a majority of the Company Common Stock outstanding as of the effective date of this Agreement and (ii) will hold a majority of the Company Common Stock outstanding on the date the Written Consent is executed.
ARTICLE IV
TERMINATION
This Agreement shall automatically terminate (without any further action of the parties) and be of no further force or effect upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the First Effective Time; and (c) the mutual written agreement of the parties hereto and the Company.  Notwithstanding the preceding sentence, Article V shall survive any termination of this Agreement.  Nothing in this Article IV shall relieve or otherwise limit any party of liability for a material breach of this Agreement or fraud.
ARTICLE V
MISCELLANEOUS
5.1          Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement, whether or not the Mergers shall be consummated; provided, however, that in the event the Merger Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) (Failure to Deliver Written Consent) of the Merger Agreement, the Stockholders shall, severally and jointly, reimburse all reasonable and documented out-of-pocket expenses incurred by Parent, Acquisition Sub I or Acquisition Sub II and their respective Affiliates in connection with Parent’s negotiation, preparation, and execution of this Agreement and the Merger Agreement, including the fees, expenses and disbursements of Parent’s outside counsel, financial advisors, accountants, consultants, and other advisors in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce any available remedy at law or in equity (including specific performance) against the Stockholders (collectively, the “Transaction Expenses”). Any expense reimbursement due under this Section 5.1 shall be paid by wire transfer, at the direction of Parent, no later than two (2) Business Days following Parent’s delivery of a written notice setting forth in reasonable detail the Transaction Expenses. The foregoing shall be without prejudice to any rights and remedies otherwise available to Parent and the Stockholders’ reimbursement obligations in this Section 5.1 shall automatically terminate (without any further action of the parties) and be of no further force or effect upon the delivery of the Written Consent in accordance with the terms hereof.
5.2          Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail (provided that the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Parent:

Amazon.com, Inc.
410 Terry Avenue North
Seattle, WA 98109
Email:	***
Attention:	***

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Email:	kveeraraghavan@paulweiss.com
srichards@paulweiss.com
Attention:	Krishna Veeraraghavan
Stan Richards

If to a Stockholder to the address set forth below such Stockholder’s name on Exhibit A hereto, with a copy (which shall not constitute notice) to:

Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Email:	***
Attention:	***

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Email:	Howard.Ellin@skadden.com
Michael.Mies@skadden.com

Max.Troper@skadden.com
Attention:	Howard Ellin
Michael Mies
Max Troper

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 5th Ave #5100
Seattle, WA 98104
Email:	pschultheis@wsgr.com
rishii@wsgr.com
asimmerman@wsgr.com
rkorenblit@wsgr.com
Attention:	Patrick Schultheis
Rob Ishii
Amy Simmerman
Remi Korenblit

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 5.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.2.

5.3          Amendments; Extension; Waivers.  Notwithstanding anything in this Agreement to the contrary, until the Expiration Date, the Stockholders may take the following actions only with the prior approval of the Company Special Committee (or, if the Company Special Committee ceases to exist, any with the prior written approval of a majority of the remaining independent and disinterested members of the SRC or the Company Board, as determined by the SRC): (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) granting any consent or waiving any right under this Agreement or extending the time for the performance of any obligation of the other party under this Agreement, or requesting from the other party any consent or waiver of any right under this Agreement or the extension of the time for the performance of the requesting party’s obligations under this Agreement; or (iii) terminating this Agreement. Notwithstanding the foregoing, no failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. Neither this Agreement nor any term hereof may be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by Parent and each of the Stockholders.
5.4          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.4 shall be null and void
5.5          No Partnership, Agency, or Joint Venture; No Ownership Interest.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any securities addressed herein. All rights, ownership and economic benefits of and relating to the securities addressed herein shall remain vested in and belong to the appropriate Stockholder, as applicable, and Parent shall not have any authority to direct the Stockholders in the voting or disposition of any of the securities addressed herein, as the case may be, except as otherwise provided herein.
5.6          Entire Agreement.  This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Merger Agreement, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
5.7          Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Company shall be an express third party beneficiary of this Agreement, entitled to enforce the agreements and obligations of the parties to this Agreement directly against such parties (including, for the avoidance of doubt, the obligations of each Stockholder to obtain the prior approval of the Company Special Committee pursuant to Section 5.3 on behalf of the Company Special Committee).
5.8          Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of the parties in the negotiation, administration, performance or enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
5.9          Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto, and the Company in its capacity as a third party beneficiary of this Agreement, shall be entitled to an injunction, specific performance and other equitable relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof, including without limitation the delivery of the Written Consent, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party (or the Company, in its capacity as a third party beneficiary of this Agreement) seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction.
5.10          Consent to Jurisdiction.
(a)          Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other legal proceeding arising out of or relating to this Agreement and (e) agrees that each of the other parties shall have the right to bring any suit, action or other legal proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)          Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 5.10(a) in any such suit, action or other legal proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
5.11          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service shall be sufficient to bind the parties to the terms of this Agreement. No party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation of a contract, and each party forever waives any such defense.
5.12          WAIVER OF JURY TRIAL. EACH OF PARENT AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.12.
5.13          Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the words “either,” “or,” “neither,” “nor” and “any” shall not be exclusive, unless context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to April 13, 2026, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions.
5.14          Severability.   If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby, be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
PARENT:

Amazon.com, Inc.

By:	/s/ Peter Krawiec
	Name:	Peter Krawiec
	Title:	Senior Vice President, Worldwide Corporate and Business Development

[Signature Page to Stockholder Support Agreement]

STOCKHOLDERS

James Monroe III

By:	/s/ James Monroe III

Thermo Funding II, LLC

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	Manager

Thermo Funding Company LLC

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	Manager

Thermo Properties II, LLC

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	Manager

Thermo XCOM LLC
By: Thermo Development Inc., as Manager

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	President

[Signature Page to Stockholder Support Agreement]

Monroe Irr. Educational Trust

By:	/s/ Marie Shannon Monroe
Name:	Marie Shannon Monroe
Title:	Trustee

James Monroe III Grantor Trust

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	Trustee

FL Investment Holdings LLC

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	Manager

Globalstar Satellite L.P.
By: Thermo Development Inc., as General Partner

By:	/s/ James Monroe III
Name:	James Monroe III
Title:	President

Thermo Investments Limited Partnership
By: Thermo Greeley I, Inc., as General Partner
By:
Name:	/s/ James Monroe III
Title:	President

[Signature Page to Stockholder Support Agreement]

Exhibit A

Name of Stockholder	Number of Shares of Company Common Stock Beneficially Owned
Thermo Funding II, LLC	58,833,076
Thermo Funding Company LLC	13,142,665
Thermo Properties II, LLC	947,273
Thermo XCOM LLC	790,097
Monroe Irr. Educational Trust	200,000
James Monroe III	45,880
FL Investment Holdings LLC	42,717
Globalstar Satellite L.P.	41,238
Thermo Investments Limited Partnership	13,347
James Monroe III Grantor Trust	1,956

Address for Notices:

Thermo Companies
1735 19th Street - Suite 200
Denver, Colorado 80202
Phone:	***
Email:	***
Attention:	***